NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance Announces Results from 2019 Annual Meeting of Shareholders
BIRMINGHAM, AL - (BUSINESSWIRE) - May 22, 2019 - Shareholders of ProAssurance Corporation (NYSE:PRA), acting at today's Annual Meeting of Shareholders, cast approximately 95% of their votes to elect Edward L. Rand, Jr., President and Chief Operating Officer of ProAssurance, to our Board of Directors for a one-year term ending at the Annual Meeting of Shareholders in 2020.
Shareholders also cast 99% of their votes to add Maye Head Frei to our Board. She will serve a three-year term ending at the Annual Meeting of Shareholders in 2022.
Our shareholders voted to re-elect Kedrick D. Adkins, Jr., C.P.A., Bruce D. Angiolillo, J.D., and W. Stancil Starnes, J.D., to our Board, with each receiving over 97% of the votes cast by shareholders. They will also serve a three-year term ending at the Annual Meeting of Shareholders in 2022.
Acting on matters related to compensation, our shareholders cast approximately 98% of their votes to approve, on an advisory basis, the compensation of our named executive officers for 2018. The selection of Ernst & Young, LLP as our independent auditing firm for the fiscal year ending December 31, 2019 was approved by more than 98% of the votes cast by shareholders.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for twelve straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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